Exhibit 99

USANA Health Sciences Announces Second Quarter 2014 Financial Results

  Second quarter net sales of $188.3 million; EPS of $1.36
  Associate growth of 11.4%
  Company repurchases 682,000 shares under program during second quarter
  Company reiterates 2014 net sales and earnings outlook
  Company announces promotion of Kevin Guest to President

SALT LAKE CITY--(BUSINESS WIRE)--July 29, 2014--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended June 28, 2014. The Company also reiterated net sales and earnings guidance for 2014.

Financial Performance

For the second quarter of 2014, net sales decreased slightly to $188.3 million, compared with $189.1 million in the prior-year period. Net sales, on a comparative basis, were negatively impacted by: (i) $7.0 million of incremental sales in the second quarter of 2013 that occurred ahead of policy changes, which included restricting Associate purchases to their country of residence; (ii) $3.3 million from unfavorable changes in currency exchange rates, and (iii) price discounts that the Company implemented in 2013. The number of active Associates for the second quarter increased 11.4% year-over-year, and 6.8% sequentially, largely as a result of the initiatives implemented by the Company in 2013.

Net earnings for the second quarter were $19.3 million, compared with $24.2 million during the prior-year period. This decrease resulted from lower gross margins and higher operating expenses, which were due largely to the pricing and compensation plan initiatives implemented by the Company in 2013. Earnings per share for the quarter were $1.36, compared with $1.72 in the second quarter of the prior year. Weighted average diluted shares outstanding were 14.2 million in the second quarter of 2014, compared with 14.1 million in the prior-year period. During the quarter, the Company accelerated its share repurchase activity by repurchasing approximately 682,000 shares under its authorized repurchase program for a total investment of $49.1 million. Additionally, as of July 25, 2014, the Company has spent $21.4 million during the month of July to repurchase approximately 285,000 shares pursuant to a Rule 10b5-1 trading plan. As of July 25, 2014, there was $129.5 million remaining under the current share repurchase authorization. The Company ended the quarter debt–free with approximately $118.3 million in cash and cash equivalents.

“USANA generated solid results during the second quarter, notwithstanding several factors that created a challenging year-over-year comparable,” said Dave Wentz, USANA’s Chief Executive Officer. “In 2013, we made a number of important changes to our business, including world-wide policy changes, enhancements to our Associate compensation plan and pricing initiatives. These changes have improved our core business by generating double digit year-over-year increases in our customer counts, Auto Order sales and check earners. As we anticipated and previously communicated, these changes have also created tough year-over-year comparables in 2014 and have caused our financial results to trail our operational progress. As we execute our 2014 strategies, we are confident that our performance will continue to accelerate during the second half of the year and we will deliver another year of record results in 2014. We are also committed to returning value to shareholders through our share repurchase program.”

Regional Results

Net sales in the Asia Pacific region increased by 1.8% to $124.6 million, compared with $122.4 million for the second quarter of the prior year. This improvement was due to nearly 14% sales growth in the Southeast Asia Pacific region, which was driven by sales and customer growth in every market in the region. Net sales in the Greater China region decreased 4.3% on a year-over-year basis, due to nearly $7.0 million in incremental sales during the second quarter of 2013 that occurred ahead of policy changes, which included restricting Associate purchases to their country of residence. Sequentially, net sales in the Greater China region increased 4.6% due to double-digit sales and customer growth in China. The number of active Associates in the Asia Pacific region increased by 16.9% year-over-year, due to double-digit Associate growth in the Greater China and Southeast Asia Pacific regions.

Net sales in the Americas/Europe region declined 4.7% to $63.7 million, due primarily to a sales decline in the U.S., which was partially offset by net sales growth in other markets in the region. The number of active Associates in this region was flat.

“Our business continues to produce strong results in Asia Pacific, as nearly every market in this region delivered sales and customer growth during the quarter. As we anticipated, our performance in China accelerated during the quarter and produced double-digit sales and customer growth compared to the prior quarter. We expect our results in China to continue to accelerate as the year progresses and remain confident in our long-term growth potential in this important market. We also have initiatives planned for the second-half of 2014 that are designed to drive sales and customer growth in each of our regions, with an emphasis on North America and the United States in particular. We look forward to hosting our 22nd Annual International Convention in August, where we will make several exciting announcements,” concluded Mr. Wentz.

Outlook

The Company reiterated the following financial outlook for 2014:

  Consolidated net sales between $770 million and $790 million
  Earnings per share between $5.50 and $5.65

Chief Financial Officer, Paul Jones, commented, “During the second quarter, we faced difficult year-over-year comparables, yet generated strong results. We expect our financial performance to accelerate during the second half of 2014, as we execute initiatives to produce world-wide growth and operational efficiency, and we are reiterating our previously issued guidance. We also believe that these initiatives will provide sustainable growth for the Company over the long-term.”

Kevin Guest Named Company President

Kevin G. Guest, 51, has been promoted to President of USANA world-wide effective August 1, 2014. Mr. Guest will focus his efforts on sales growth, customer growth and sales force development. Mr. Guest has been with the Company since 2003 and has served in a variety of leadership positions within the Company over the last 11 years. Most recently, he has served as President of the Americas, Europe and South Pacific since October 2012, where he has designed and executed initiatives that have generated growth in these regions.

“Kevin has been extensively involved with USANA since the Company was founded more than 20 years ago,” said Dave Wentz. “His vision for the business, dedication to customers and employees, and overall integrity and leadership have been and will continue to be invaluable to our organization,” concluded Wentz.

Beginning August 3, 2014, Dave Wentz will reduce his time in the office for one year to spend more time with his family. During this time, Mr. Wentz will focus his efforts on strategic initiatives, business development, the True Health Foundation and customer events, including the Company’s international and regional conventions. He intends to return to his full-time role on August 3, 2015.

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 30, 2014 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	29-Jun-13	28-Jun-14	29-Jun-13	28-Jun-14

Net sales	$189,136	$188,256	$358,218	$370,657
Cost of sales	31,905	34,865	62,166	68,693
Gross profit	157,231	153,391	296,052	301,964

Operating expenses
Associate incentives	77,801	81,098	147,656	159,972
Selling, general and administrative	42,978	43,206	85,382	87,783

Earnings from operations	36,452	29,087	63,014	54,209

Other income (expense)	(83)	297	(109)	422
Earnings before income taxes	36,369	29,384	62,905	54,631

Income taxes	12,159	10,083	20,916	18,793

NET EARNINGS	$24,210	$19,301	$41,989	$35,838

Earnings per share - diluted	$1.72	$1.36	$2.99	$2.50
Weighted average shares outstanding - diluted	14,099	14,235	14,034	14,315

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	28-Dec-13	28-Jun-14
Current Assets
Cash and cash equivalents	$137,343	$118,267
Securities held-to-maturity, net	8,642	3,374
Inventories	47,242	44,528
Prepaid Expenses and Other current assets	35,818	35,756
Total current assets	229,045	201,925

Property and equipment, net	59,180	65,859
Goodwill	18,243	17,919
Intangible assets, net	42,329	41,015
Deferred income taxes	5,519	5,515
Other assets	14,154	22,688
Total assets	$368,470	$354,921

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,502	$6,408
Other current liabilities	86,369	82,297
Total current liabilities	95,871	88,705

Other long-term liabilities	1,211	1,290
Deferred income taxes	10,866	10,672
Stockholders' equity	260,522	254,254
Total liabilities and stockholders' equity	$368,470	$354,921

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	29-Jun-13		28-Jun-14
Region

Americas and Europe	$66,769	35.3%	$63,661	33.8%

Asia Pacific

Southeast Asia Pacific	37,475	19.8%	42,689	22.7%

Greater China	77,388	40.9%	74,091	39.4%

North Asia	7,504	4.0%	7,815	4.1%

Asia Pacific Total	122,367	64.7%	124,595	66.2%

Total	$189,136	100.0%	$188,256	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	29-Jun-13		28-Jun-14
Region

Americas and Europe	82,000	32.3%	82,000	29.0%

Asia Pacific

Southeast Asia Pacific	60,000	23.6%	67,000	23.7%

Greater China	103,000	40.6%	125,000	44.1%

North Asia	9,000	3.5%	9,000	3.2%

Asia Pacific Total	172,000	67.7%	201,000	71.0%

Total	254,000	100.0%	283,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	29-Jun-13		28-Jun-14
Region

Americas and Europe	57,000	81.4%	60,000	75.9%

Asia Pacific

Southeast Asia Pacific	7,000	10.0%	11,000	13.9%

Greater China	4,000	5.7%	3,000	3.8%

North Asia	2,000	2.9%	5,000	6.4%

Asia Pacific Total	13,000	18.6%	19,000	24.1%

Total	70,000	100.0%	79,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations